Amendment to the Employee Restricted Stock Agreement dated February 3, 2014
This Amendment is being entered into effective as of February 2, 2018, by and between Univar Inc., a Delaware corporation (the “Company”), and David Jukes (the “Employee”). This Amendment revises that Employee Restricted Stock Agreement between the Company and the Employee pursuant to the Univar Inc. 2011 Stock Incentive Plan and dated February 3, 2014 (the “Agreement”).
1.The Company and the Employee agree that Section 8(a) of the Agreement is amended in its entirety to read as follows:

(a)Withholding. The Employee shall pay any taxes that must be withheld in connection with the vesting of the Restricted Stock by either:

(i)	paying the Company in cash; or
(ii) directing the Company to retain that number of whole shares that have an aggregate fair market value (as of the Vesting Date) equal to the amount of the required withholding. (The Company shall pay to the Employee in cash the value of any fractional share withheld in excess of the required amount.)
The Employee may choose either of the above methods unless the retention of shares would be inconsistent with any law, regulation or financing term applicable to the Company (or any Subsidiary); in that event, the Employee must pay the Company in cash.
2.The meaning of capitalized terms not otherwise defined in this Amendment may be found in Section 7 of the Agreement. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same document.

[signature page follows]

IN WITNESS WHEREOF, the Company and the Employee have executed this Amendment to be effective as of the date first above written.
UNIVAR INC.
By:    _________________________
Name:    Jeffrey W. Carr
Title: Senior Vice President

THE EMPLOYEE:
__________________________
David Jukes